EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER 2015 RESULTS
Diluted EPS of $0.88 and adjusted diluted EPS of $1.15 from continuing operations

Highlights

•	Second quarter sales of $1.5 billion, up 10%, reflecting 3.4% organic growth

•	Record ECS security sales of $393 million, up 74%, reflecting 8% organic growth

•	Announced the acquisition of the Power Solutions business of HD Supply for $825 million

•	Completed the sale of OEM Supply - Fasteners segment for $380 million.

GLENVIEW, IL, (Business Wire) July 28, 2015 - Anixter International Inc. (NYSE: AXE) today reported quarterly sales of $1.48 billion for the quarter ended July 3, 2015, a 10.2 percent increase compared to the year-ago quarter. The current quarter and year-ago quarter each had 63 billing days. Adjusting for the favorable impact from the third quarter 2014 acquisition of Tri-Ed and the unfavorable impacts of the stronger US dollar and weaker average copper prices, organic sales increased 3.4 percent year-over-year. All commentary in this release reflects continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations to GAAP from the adjusted numbers as reported.

"Our Enterprise Cabling & Security Solutions ("ECS") segment achieved quarterly sales of $1 billion for the first time in our history, reflecting strength in both our security solutions and network infrastructure businesses," commented Bob Eck, President and CEO. "Sequentially, sales improved in our Electrical and Electronic Wire & Cable ("W&C") segment, while on a year-over-year basis, the business was negatively affected by copper and slower industrial growth, especially related to the oil and gas sector in Canada. From a geographic perspective, we delivered strong organic growth in the US while overall North America growth was adversely impacted by the weaker Canadian macro environment."

Operating income of $64.5 million compares to $77.2 million in the prior year quarter. Excluding $14.1 million of expense, which includes restructuring costs, an asset write-off and related business realignment expenses, adjusted operating profit of $78.6 million compares to $77.2 million in the prior year quarter. Adjusted operating income was negatively impacted by higher amortization expense resulting from the Tri-Ed acquisition. ECS adjusted operating profit of $50.9 million compares to $45.5 million in the prior year quarter and W&C adjusted operating profit of $30.0 million compares to $34.7 million in the prior year quarter.

Adjusted EBITDA of $92.7 million, or 6.3 percent of sales, compares to $86.6 million, or 6.5 percent of sales, in the prior year quarter. The decline in margin reflects the impact of mix from the strong growth in our security business, foreign exchange, lower average copper prices and competitive pricing pressure in the market.

Adjusted net income of $38.4 million compares to $43.0 million in the prior year quarter. Versus prior year, currency and copper had a $2.5 million negative impact, higher depreciation and amortization resulting from the Tri-Ed acquisition had a $2.4 million negative impact, and stranded costs associated with the sale of the Fasteners business had a $1.7 million negative impact, respectively.

Adjusted earnings per diluted share of $1.15 compare to $1.29 in the prior year quarter. Current year earnings were negatively impacted by $0.20 from the above-mentioned items.

Income Statement Detail

Gross margin of 22.2 percent in the current quarter compares to 22.3 percent in the prior quarter and 22.6 percent in the prior year quarter. The acquisition of Tri-Ed accounts for 20 basis points of the year-over-year margin decrease, with the remaining year-over-year margin decrease caused by a lower margin in ECS reflecting the faster growth of legacy security sales, in addition to currency headwinds and competitive pressures. Versus the prior quarter, the decrease in margin reflects project and product mix in the W&C segment.

Operating expense of $264.4 million compares to $226.1 million in the prior year quarter. Included in the current quarter is $14.1 million in expense of which $5.3 million is a restructuring charge which will result in annualized savings of approximately $13 million when fully realized, reflecting actions we are taking to improve efficiencies and eliminate stranded costs in the business. Further excluding the $24.0 million pro forma impact of Tri-Ed and favorable foreign currency of $9.7 million, adjusted operating expense would have increased by 4.0 percent. In addition to a volume-related operating expense increase, current quarter operating expense includes the year-over-year incremental impact of approximately $3.3 million from the previously disclosed higher pension and other employee benefit costs. Further adjusting for this, adjusted operating expense would have increased 2.7 percent.

Interest expense of $12.7 million increased by $3.7 million compared to the prior year quarter. The increase in interest expense results from the Senior notes due 2021 issued in September 2014 to fund the Tri-Ed acquisition and incremental interest expense from the term loan received in August 2014, partially offset by notes that matured in the first quarter of 2015 and lower balances in our revolving credit facilities.

Foreign exchange and other expense of $3.5 million compares to $1.9 million in the year ago period, primarily due to $1.4 million additional foreign exchange losses.

Our second quarter effective tax rate of 38.8 percent includes $0.7 million ($0.02 per diluted share) of additional expense due to the change in the full year forecasted effective tax rate. Other differences in the comparable tax rate relate to our worldwide country mix of income. Excluding the additional expense, the effective tax rate would have been 37.3 percent, as compared to the prior full year adjusted tax rate of 37.5 percent.

Segment Update

Enterprise Cabling & Security Solutions (“ECS”) sales of $1,001.6 million compares to $834.0 million in the prior year period, a 20.1 percent increase, driven by an increase in security sales, both from Tri-Ed and our legacy business. Adjusting for the $32.3 million unfavorable impact from foreign exchange on current year sales and the $149.0 million favorable impact from the Tri-Ed acquisition, ECS organic sales increased by 5.2 percent.

Record quarter ECS security sales of $393.2 million, which represents approximately 40 percent of total segment sales, increased from $226.3 million in the prior year quarter. Adjusted for the acquisition impact of Tri-Ed and the $11.5 million negative currency impact, organic security sales growth was 8 percent. The strength we have experienced for the last 3 quarters continued, reflecting the success of actions we took in 2014 to significantly strengthen our legacy security business and drive synergies with the Tri-Ed acquisition.

ECS adjusted EBITDA of $60.6 million compares to $50.5 million in the prior year quarter. The corresponding margin of 6.0 percent compares to 6.1 percent in the prior year quarter. Currency headwinds, product mix and competitive pricing pressures caused the decline in margin from the prior year.

Electrical and Electronic Wire & Cable (“W&C”) sales of $478.8 million compares to $508.9 million in the prior year period, a 5.9 percent decrease. Excluding the $21.5 million unfavorable impact from foreign exchange and the $8.9 million unfavorable impact from lower average copper prices, W&C organic sales increased by 0.1 percent.

W&C adjusted EBITDA of $34.2 million compares to $39.1 million in the prior year quarter. The corresponding adjusted EBITDA margin of 7.2 percent compares to 7.7 percent in the prior year quarter. The decline in margin versus the prior quarter was caused by the unfavorable impacts of lower copper prices and currency headwinds combined with the overall weaker macro environment, all creating significant negative operating expense leverage.

Discontinued Operations

As a result of the sale of Anixter's Fasteners business, this business has been presented as Discontinued Operations beginning in the first quarter of 2015, and 2014 results have been restated to reflect this classification. The business delivered net income of $9.6 million in the quarter and a gain from the sale of the Fasteners business of $32.3 million, net of tax, resulting in diluted income per share from discontinued operations of $1.26.

Cash Flow and Leverage

Net cash provided by operations was $39.3 million for the six months ended July 3, 2015, which compares to $86.7 million in the prior year period. The lower cash provided by operations reflects payments related to discontinued operations. Year-to-date capital expenditures of $22.1 million compares to $17.1 million in the prior year period. For the full year we expect to invest approximately $50 million in capital investments while generating over $140 million in cash flow from operations.

“While we experienced strong growth in certain of our markets, we were impacted on a year-over-year basis by currency, copper and pricing effects consistent with the first quarter of 2015. In light of the ongoing macro economic headwinds, we are relentlessly focused on opportunities to drive cost reduction to improve our long term cost structure and profitability, as evidenced by the $13 million of future cost savings we announced today," commented Ted Dosch, Executive Vice President - Finance and CFO. "We are pleased with the progress of the ongoing integration of the Tri-Ed business, which delivered expected synergies to the combined security business in the first half of 2015. Finally, with the pending acquisition of Power Solutions, the repositioning of our portfolio will be complete at this time. Our attention will be focused on the successful integration of our recent acquisition and maximizing the synergy opportunities of our new platform. Our plans are to take a concerted effort to reduce our debt from the generation of significant free cash flow."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 44.0% compares to 51.6% at the end of 2014

•	Weighted average cost of borrowed capital of 4.7% compares to 4.6% in the year-ago quarter

•	$458.7 million available under revolving lines of credit and accounts receivable securitization facility

Strategy Update and Business Outlook

"In addition to solid execution in the business, the current quarter was marked by significant progress on our strategic goals. Power Solutions represents the largest acquisition in Anixter's history and will transform our business into a leading North American electrical distribution platform, enhance our competitive position in the electrical wire and cable business and further strengthen our overall customer and supplier value proposition," commented Bob Eck. "The strategic steps we have taken over the past 12 months, including the acquisition of Tri-Ed, the sale of Fasteners and the announced acquisition of Power Solutions, position Anixter as a leading global competitor in each of our businesses, provide a platform for substantial and sustainable long term growth, and will enable us to maximize shareholder value in both the near term and the long term."

Eck concluded, “Looking ahead, we are optimistic that the positive trends in our security and network infrastructure businesses will continue through the second half of the year. While our Wire & Cable business has been impacted by macro-economic headwinds, including lower copper and oil prices, we believe that the acquisition of Power Solutions is a critical strategic step to increase the competitiveness and profitable growth of this business going forward. With first half 2015 organic sales growth from continuing operations of 2.8 percent, and solid sequential gains in the second quarter, we narrowed and improved our outlook for full year organic sales growth to the 2 - 4 percent range."

Financial Results from continuing operations

(In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	Jul 3, 2015	Jul 4, 2014	Percent Change	Jul 3, 2015	Jul 4, 2014	Percent Change
Net Sales	$1,480.4	$1,342.9	10%	$2,865.5	$2,617.2	10%
Operating Income	$64.5	$77.2	(17)%	$123.8	$147.2	(16)%
EBITDA	$71.6	$81.7	(12)%	$137.1	$148.4	(8)%
Net Income	$29.5	$44.5	(34)%	$56.0	$82.2	(32)%
Diluted Earnings Per Share	$0.88	$1.33	(34)%	$1.68	$2.47	(32)%
Diluted Weighted Shares	33.4	33.3	—%	33.4	33.3	—%

Second Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (888) 455-2260
International dial-in:        (719) 325-2454
Passcode:            659 8533

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Second Quarter 2015 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 400,000 products and $800 million in inventory 3) approximately 220 warehouses/branch locations with 5.5 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Beginning in 2015, we calculate the year-over-year organic sales growth impact relating to the Tri-Ed acquisition by including the 2014 results with our results (on a "pro forma" basis) as we believe this represents the most accurate representation of organic growth, considering the nature of the company we acquired and the synergistic revenues that have been achieved. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other special items from reported financial results, as defined above. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2015	July 4, 2014	July 3, 2015	July 4, 2014
(In millions, except per share amounts)
		As Adjusted		As Adjusted
Net sales	$1,480.4	$1,342.9	$2,865.5	$2,617.2
Cost of goods sold	1,151.5	1,039.6	2,227.3	2,022.1
Gross profit	328.9	303.3	638.2	595.1
Operating expenses	264.4	226.1	514.4	447.9
Operating income	64.5	77.2	123.8	147.2
Other expense:
Interest expense	(12.7)	(9.0)	(26.9)	(19.1)
Other, net	(3.5)	(1.9)	(7.5)	(11.6)
Income from continuing operations before income taxes	48.3	66.3	89.4	116.5
Income tax expense from continuing operations	18.8	21.8	33.4	34.3
Net income from continuing operations	29.5	44.5	56.0	82.2
Income from discontinued operations before income taxes (including gain on disposal of $42.3 million)	46.5	13.4	57.7	27.4
Income tax expense from discontinued operations	4.6	4.1	23.2	8.4
Net income from discontinued operations	41.9	9.3	34.5	19.0
Net income	$71.4	$53.8	$90.5	$101.2
Income per share:
Basic:
Continuing operations	$0.89	$1.35	$1.69	$2.49
Discontinued operations	1.26	0.28	1.04	0.58
Net Income	$2.15	$1.63	$2.73	$3.07

Diluted:
Continuing operations	$0.88	$1.33	$1.68	$2.47
Discontinued operations	1.26	0.28	1.03	0.57
Net Income	$2.14	$1.61	$2.71	$3.04

Weighted-average common shares outstanding:
Basic	33.2	33.0	33.2	33.0
Diluted	33.4	33.3	33.4	33.3

Reportable Segments
Net sales:
Enterprise Cabling & Security Solutions	$1,001.6	$834.0	$1,917.4	$1,610.8
Electrical and Electronic Wire & Cable	478.8	508.9	948.1	1,006.4
	$1,480.4	$1,342.9	$2,865.5	$2,617.2
Operating income:
Enterprise Cabling & Security Solutions	$42.2	$45.5	$78.5	$83.1
Electrical and Electronic Wire & Cable	25.0	34.7	51.2	70.0
Corporate	(2.7)	(3.0)	(5.9)	(5.9)
	$64.5	$77.2	$123.8	$147.2

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	July 3, 2015	January 2, 2015
(In millions, except share and per share amounts)
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$206.2	$92.0
Accounts receivable, net	1,177.6	1,171.0
Inventories	865.1	859.0
Deferred income taxes	33.4	33.7
Other current assets	50.9	54.9
Current assets of discontinued operations	47.6	379.2
Total current assets	2,380.8	2,589.8
Property and equipment, net	112.0	104.2
Goodwill	577.3	582.3
Other assets	265.3	282.5
Long-term assets of discontinued operations	—	27.7
Total assets	$3,335.4	$3,586.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$773.3	$738.5
Accrued expenses	193.3	183.2
Current liabilities of discontinued operations	29.8	108.8
Total current liabilities	996.4	1,030.5
5.125% Senior notes	394.5	394.2
5.625% Senior notes	346.3	345.9
Term loan	196.3	198.8
Revolving lines of credit and other	3.6	3.8
5.95% senior notes	—	200.0
Accounts receivable securitization facility	—	65.0
Other liabilities	198.0	215.1
Long-term liabilities of discontinued operations	4.5	0.2
Total liabilities	2,139.6	2,453.5
Total stockholders' equity	1,195.8	1,133.0
Total liabilities and stockholders' equity	$3,335.4	$3,586.5

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	July 3, 2015	July 4, 2014
(In millions)

Operating activities:
Net income	$90.5	$101.2
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business, net of tax of $10.0	(49.3)	—
Depreciation	11.9	11.4
Amortization of intangible assets	10.7	3.9
Stock-based compensation	7.4	6.6
Accretion of debt discount	0.8	0.5
Amortization of deferred financing costs	0.7	0.7
Deferred income taxes	—	(3.8)
Excess income tax benefit from employee stock plans	(0.5)	(3.6)
Pension plan contributions	(12.1)	(8.3)
Pension plan expenses	5.9	2.3
Changes in current assets and liabilities, net	(30.5)	(22.4)
Other, net	3.8	(1.8)
Net cash provided by operating activities	39.3	86.7

Investing activities:
Proceeds from sale of business	358.0	—
Capital expenditures, net	(22.1)	(17.1)
Other	2.2	—
Net cash provided by (used in) investing activities	338.1	(17.1)

Financing activities:
Proceeds from borrowings	508.8	625.4
Repayment of borrowings	(573.8)	(606.1)
Retirement of Notes due 2015	(200.0)	—
Repayment of term loan	(2.5)	—
Excess income tax benefit from employee stock plans	0.5	3.6
Retirement of Notes due 2014	—	(32.3)
Proceeds from stock options exercised	—	4.2
Deferred financing costs	—	(0.5)
Other	(1.0)	(1.7)
Net cash used in financing activities	(268.0)	(7.4)
Increase in cash and cash equivalents	109.4	62.2
Effect of exchange rate changes on cash balances	4.8	1.9
Cash and cash equivalents at beginning of period	92.0	57.3
Cash and cash equivalents at end of period	$206.2	$121.4

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Second Quarter 2015 Sales Growth Trends
	Q2 2015				Q2 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Enterprise Cabling and Security Solutions
North America	$795.4	$12.6	$—	$808.0	$613.4	$148.4	$761.8	6.1%
Europe	83.1	11.8	—	94.9	82.7	—	82.7	14.8%
Emerging Markets	123.1	7.9	—	131.0	137.9	0.6	138.5	(5.5)%
ECS	$1,001.6	$32.3	$—	$1,033.9	$834.0	$149.0	$983.0	5.2%

Electrical and Electronic Wire and Cable
North America	$344.0	$11.8	$8.0	$363.8	$352.8	$—	$352.8	3.1%
Europe	64.3	7.2	0.2	71.7	88.1	—	88.1	(18.6)%
Emerging Markets	70.5	2.5	0.7	73.7	68.0	—	68.0	8.5%
W&C	$478.8	$21.5	$8.9	$509.2	$508.9	$—	$508.9	0.1%

Total	$1,480.4	$53.8	$8.9	$1,543.1	$1,342.9	$149.0	$1,491.9	3.4%

Geographic Sales
North America	$1,139.4	$24.4	$8.0	$1,171.8	$966.2	$148.4	$1,114.6	5.1%
Europe	147.4	19.0	0.2	166.6	170.8	—	170.8	(2.4)%
Emerging Markets	193.6	10.4	0.7	204.7	205.9	0.6	206.5	(0.9)%
Total	$1,480.4	$53.8	$8.9	$1,543.1	$1,342.9	$149.0	$1,491.9	3.4%

June Year-to-Date 2015 Sales Growth Trends
	YTD 2015				YTD 2014
($ millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Acquisition Impact	Pro Forma	Organic Growth/ (Decline)
					(as adjusted)
Enterprise Cabling and Security Solutions
North America	$1,515.6	$23.5	$—	$1,539.1	$1,182.0	$289.3	$1,471.3	4.6%
Europe	166.5	22.5	—	189.0	166.3	—	166.3	13.7%
Emerging Markets	235.3	14.2	—	249.5	262.5	1.5	264.0	(5.5)%
ECS	$1,917.4	$60.2	$—	$1,977.6	$1,610.8	$290.8	$1,901.6	4.0%

Electrical and Electronic Wire and Cable
North America	$683.8	$21.7	$21.7	$727.2	$703.6	$—	$703.6	3.3%
Europe	135.9	14.3	1.0	151.2	170.7	—	170.7	(11.4)%
Emerging Markets	128.4	4.1	2.0	134.5	132.1	—	132.1	1.8%
W&C	$948.1	$40.1	$24.7	$1,012.9	$1,006.4	$—	$1,006.4	0.6%

Total	$2,865.5	$100.3	$24.7	$2,990.5	$2,617.2	$290.8	$2,908.0	2.8%

Geographic Sales
North America	$2,199.4	$45.2	$21.7	$2,266.3	$1,885.6	$289.3	$2,174.9	4.2%
Europe	302.4	36.8	1.0	340.2	337.0	—	337.0	1.0%
Emerging Markets	363.7	18.3	2.0	384.0	394.6	1.5	396.1	(3.1)%
Total	$2,865.5	$100.3	$24.7	$2,990.5	$2,617.2	$290.8	$2,908.0	2.8%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended		Six Months Ended
	July 3, 2015	July 4, 2014	July 3, 2015	July 4, 2014

Continuing operations		As Adjusted		As Adjusted
Items impacting comparability of results:
Items impacting operating income:
Restructuring charge	$(5.3)	$—	$(5.3)	$—
Write-off of capitalized software	(3.1)	—	(3.1)	—
Venezuelan customer bad debt expense	(2.6)	—	(2.6)	—
Dilapidation provision	(1.7)	—	(1.7)	—
Acquisition and integration costs	(1.0)	—	(1.0)	—
Pension divestiture costs	(0.4)	—	(0.4)	—
Total of items impacting operating income	$(14.1)	$—	$(14.1)	$—
Items impacting other expenses:
Foreign exchange loss from the devaluation of foreign currencies	$—	$—	$(0.7)	$(8.0)
Total of items impacting other expenses	$—	$—	$(0.7)	$(8.0)
Total of items impacting pre-tax income	$(14.1)	$—	$(14.8)	$(8.0)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$5.2	$—	$5.5	$2.7
Primarily reversal of deferred income tax valuation allowances	—	2.0	—	6.9
Impact of change in forecast on effective tax rate	—	(0.5)	—	—
Total of items impacting income taxes	$5.2	$1.5	$5.5	$9.6
Net income impact of these items	$(8.9)	$1.5	$(9.3)	$1.6
Diluted EPS impact of these items	$(0.27)	$0.04	$(0.27)	$0.05

GAAP to Non-GAAP Net Income and EPS Reconciliation for continuing operations:
Net income from continuing operations – Non-GAAP	$38.4	$43.0	$65.3	$80.6
Items impacting net income from continuing operations	(8.9)	1.5	(9.3)	1.6
Net income from continuing operations – GAAP	$29.5	$44.5	$56.0	$82.2

Diluted EPS – Non-GAAP	$1.15	$1.29	$1.95	$2.42
Diluted EPS impact of these items	(0.27)	0.04	(0.27)	0.05
Diluted EPS – GAAP	$0.88	$1.33	$1.68	$2.47

Items impacting comparability of Operating Income by Segment	Three Months Ended July 3, 2015
	ECS	W&C	Corporate	Total

Adjusted operating income - Non-GAAP	$50.9	$30.0	$(2.3)	$78.6
Adjusted operating margin - Non-GAAP	5.1%	6.3%	nm	5.3%

Total of items impacting operating income for the three months ended July 3, 2015	$(8.7)	$(5.0)	$(0.4)	$(14.1)

Operating income - GAAP	$42.2	$25.0	$(2.7)	$64.5
Operating margin - GAAP	4.2%	5.2%	nm	4.4%

Items impacting comparability of Operating Income by Segment	Six Months Ended July 3, 2015
	ECS	W&C	Corporate	Total

Adjusted operating income - Non-GAAP	$87.2	$56.2	$(5.5)	$137.9
Adjusted operating margin - Non-GAAP	4.6%	5.9%	nm	4.8%

Total of items impacting operating income for the six months ended July 3, 2015	$(8.7)	$(5.0)	$(0.4)	$(14.1)

Operating income - GAAP	$78.5	$51.2	$(5.9)	$123.8
Operating margin - GAAP	4.1%	5.4%	nm	4.3%
nm - not meaningful

ANIXTER INTERNATIONAL INC.

2015 and 2014 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2015	2014	2015	2014
		As Adjusted		As Adjusted
Income from continuing operations before taxes – GAAP	$48.3	$66.3	$89.4	$116.5
Income tax expense – GAAP	$18.8	$21.8	$33.4	$34.3
Effective income tax rate	38.8%	32.9%	37.4%	29.4%

Total of items impacting pre-tax income above	$(14.1)	$—	$(14.8)	$(8.0)
Total of items impacting income taxes above	$5.2	$1.5	$5.5	$9.6

Income from continuing operations before income taxes – Non-GAAP	$62.4	$66.3	$104.2	$124.5
Income tax expense – Non-GAAP	$24.0	$23.3	$38.9	$43.9
Adjusted effective income tax rate	38.4%	35.2%	37.3%	35.3%

2015 EBITDA by Segment
	Three Months Ended July 3, 2015
	ECS	W&C	Corporate	Total
Net income from continuing operations	$42.2	$25.0	$(37.7)	$29.5
Interest expense	—	—	12.7	12.7
Income taxes	—	—	18.8	18.8
Depreciation	3.7	1.5	0.1	5.3
Amortization of intangible assets	3.7	1.5	—	5.2
EBITDA	$49.6	$28.0	$(6.1)	$71.5
EBITDA leverage	0.5%	32.8%	nm	(7.5)%
EBITDA as a % of sales	5.0%	5.8%	nm	4.8%

Foreign exchange and other non-operating expense	$—	$—	$3.5	$3.5
Stock-based compensation	2.3	1.2	0.1	3.6
Restructuring charge	3.0	2.2	0.1	5.3
Write-off of capitalized software	1.9	0.9	0.3	3.1
Venezuelan customer bad debt expense	2.6	—	—	2.6
Dilapidation provision	0.9	0.8	—	1.7
Acquisition and integration costs	—	1.0	—	1.0
Pension divestiture costs	0.3	0.1	—	0.4
Adjusted EBITDA	$60.6	$34.2	$(2.1)	$92.7
Adjusted EBITDA leverage	6.0%	16.0%	nm	4.3%
Adjusted EBITDA as a % of sales	6.0%	7.2%	nm	6.3%

	Six Months Ended July 3, 2015
	ECS	W&C	Corporate	Total
Net income from continuing operations	$78.5	$51.2	$(73.7)	$56.0
Interest expense	—	—	26.9	26.9
Income taxes	—	—	33.4	33.4
Depreciation	7.1	3.2	0.1	10.4
Amortization of intangible assets	7.4	2.9	—	10.3
EBITDA	$93.0	$57.3	$(13.3)	$137.0
EBITDA leverage	1.2%	32.8%	nm	(4.6)%
EBITDA as a % of sales	4.9%	6.1%	nm	4.8%

Foreign exchange and other non-operating expense	$—	$—	$7.5	$7.5
Stock-based compensation	4.4	2.4	0.1	6.9
Restructuring charge	3.0	2.2	0.1	5.3
Write-off of capitalized software	1.9	0.9	0.3	3.1
Venezuelan customer bad debt expense	2.6	—	—	2.6
Dilapidation provision	0.9	0.8	—	1.7
Acquisition and integration costs	—	1.0	—	1.0
Pension divestiture costs	0.3	0.1	—	0.4
Adjusted EBITDA	$106.1	$64.7	$(5.3)	$165.5
Adjusted EBITDA leverage	4.3%	24.2%	nm	(0.2)%
Adjusted EBITDA as a % of sales	5.5%	6.8%	nm	5.8%

nm - not meaningful

2014 EBITDA by Segment
	Three Months Ended July 4, 2014
	As Adjusted
	ECS	W&C	Corporate	Total
Net income from continuing operations	$45.5	$34.7	$(35.7)	$44.5
Interest expense	—	—	9.0	9.0
Income taxes	—	—	21.8	21.8
Depreciation	2.9	1.9	—	4.8
Amortization of intangible assets	0.2	1.4	—	1.6
EBITDA	$48.6	$38.0	$(4.9)	$81.7
EBITDA leverage	nm	nm	nm	nm
EBITDA as a % of sales	5.8%	7.4%	nm	6.1%

Foreign exchange and other non-operating expense	$—	$—	$1.9	$1.9
Stock-based compensation	1.9	1.1	—	3.0
Adjusted EBITDA	$50.5	$39.1	$(3.0)	$86.6
Adjusted EBITDA leverage	nm	nm	nm	nm
Adjusted EBITDA as a % of sales	6.1%	7.7%	nm	6.5%

	Six Months Ended July 4, 2014
	As Adjusted
	ECS	W&C	Corporate	Total
Net income from continuing operations	$83.1	$70.0	$(70.9)	$82.2
Interest expense	—	—	19.1	19.1
Income taxes	—	—	34.3	34.3
Depreciation	5.8	3.7	—	9.5
Amortization of intangible assets	0.4	2.9	—	3.3
EBITDA	$89.3	$76.6	$(17.5)	$148.4
EBITDA leverage	nm	nm	nm	nm
EBITDA as a % of sales	5.5%	7.6%	nm	5.7%

Foreign exchange and other non-operating expense	$—	$—	$11.6	$11.6
Stock-based compensation	3.7	2.3	—	6.0
Adjusted EBITDA	$93.0	$78.9	$(5.9)	$166.0
Adjusted EBITDA leverage	nm	nm	nm	nm
Adjusted EBITDA as a % of sales	5.8%	7.8%	nm	6.3%

nm - not meaningful